Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Investment Committee
Team, Inc. Salary Deferral Plan and Trust:

We consent to the incorporation by reference in the registration statement on Form S-8 of Team, Inc. of our report dated June 29, 2017, with respect to the financial statements and schedules of the Team, Inc. Salary Deferral Plan and Trust which appear in Team, Inc.’s Annual Report on Form 11-K as of December 31, 2016 and 2015 and for the year ended December 31, 2016.

/s/ Melton & Melton L.L.P.
Houston, Texas
December 18, 2017

1928872.1